Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger (the “Plan of Merger”), dated as of October 14, 2004, by and between B&G Foods, Inc., a Delaware corporation (“Sub”), and B&G Foods Holdings Corp., a Delaware corporation (the “Company” and after the Effective Time, as defined below, the “Surviving Corporation”).

The parties hereby prescribe the terms and conditions of merger and the mode of carrying the same into effect as follows:

1.                                       Merger of B&G Foods, Inc. with and into B&G Foods Holdings Corp.  At the Effective Time (as such term is defined in Section 7 hereof), Sub will merge with and into the Company (the “Merger”), and the separate existence of Sub will cease.  The Company will be the surviving corporation.

2.                                       Approval of Merger.  The Plan of Merger has been authorized and approved by the Boards of Directors and Stockholders of each of Sub and the Company, in accordance with the provisions of Sections 251, 228 and 141(f)  of the Delaware General Corporation Law, by written consents thereof dated as of October 14, 2004.

3.                                       Certificate of Incorporation.  At the Effective Time, the Certificate of Incorporation of the Company as amended and restated and attached hereto as Exhibit A shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

4.                                       Directors and Officers.  At the Effective Time, the directors of the Company shall be the directors of the Surviving Corporation.  At the Effective Time, the officers of the Surviving Corporation shall be the officers of the Company.

5.                                       Bylaws.  At the Effective Time, the Bylaws of the Company shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by law.

6.                                       Shares.  At the Effective Time, each then issued and outstanding share, and each share held in the treasury, of the capital stock of Sub shall be surrendered and cancelled.  At the Effective Time, each then issued and outstanding share of the Company’s common stock, par value $0.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, shall be converted into 109.8901 shares of the Company’s Class B Common Stock, par value $0.01 per share.  Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Class B Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by 109.8901.  In lieu of any fractional shares to which the holders of the Old

Common Stock would otherwise be entitled upon conversion, the Company shall pay cash equal to such fraction multiplied by the fair market value (as determined by the Board Directors of the Company) of one share of Class B Common Stock.

7.                                       Filing, Effective Time.  If this Plan of Merger has not been terminated pursuant to Section 8 hereof, (i) the appropriate Certificate of Merger shall be filed by the parties hereto under Delaware law; and (ii) this Plan of Merger shall be effective as of October 14, 2004 at 9:00 A.M. Eastern Time, and such time is referred to herein as the “Effective Time.”  As a result of the Merger, all of the assets of Sub shall be transferred and distributed to the Company, and the Company shall assume all of the liabilities and obligations of Sub.

8.                                       Termination.  This Plan of Merger may be terminated and the Merger abandoned by the Boards of Directors of either of Sub or the Company at any time prior to the Effective Time.

9.                                       Counterparts.  This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this duly approved Agreement and Plan of Merger to be executed by their respective authorized officers as of the 14th day of October, 2004.

B&G FOODS HOLDINGS CORP.

By:	/s/ Robert C. Cantwell
	Name:	Robert Cantwell
	Title:	Executive Vice President of Finance and Secretary

B&G FOODS, INC.

By:	/s/ Robert C. Cantwell
	Name:	Robert Cantwell
	Title:	Executive Vice President of Finance and Secretary